                                                                     EXHIBIT 4.1



                        PERSONNEL GROUP OF AMERICA, INC.

                 2001 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

                            (Effective July 1, 2001)

                        PERSONNEL GROUP OF AMERICA, INC.

                 2001 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

                            (Effective July 1, 2001)



                                   ARTICLE I

                                   BACKGROUND

         Section 1.01 Establishment of the Plan. The Company (as defined below) hereby establishes this Personnel Group of America, Inc. 2001 Non-Qualified Employee Stock Purchase Plan.

         Section 1.02 Purpose. The purpose of the Plan is to enhance the proprietary interest among the employees of the Company and its participating subsidiaries through ownership of the Company's Stock (as defined below). This Plan replaces the Company's 1997 Employee Stock Purchase Plan, which has terminated.

         Section 1.03 Applicability of the Plan. The provisions of the Plan are applicable only to Employees, as defined in Section 2.10 below.

                                   ARTICLE II

                                   DEFINITIONS

         Section 2.01 "Administrator" means the person or persons (who may be officers or other employees of the Company) selected by the Compensation Committee to operate the Plan, perform day-to-day administration of the Plan, and maintain Plan records. The initial Administrator shall be First Union National Bank.

         Section 2.02 "Board" means the Board of Directors of the Company.

         Section 2.03 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         Section 2.04 "Company" means Personnel Group of America, Inc., a Delaware corporation.

         Section 2.05 "Compensation" means, for any Employee for any payroll period, the Employee's W-2 compensation for that period, including without limitation all bonuses except to the extent the Employee has elected to exclude bonuses from the calculation of his Compensation pursuant to Section 5.04.

         Section 2.06 "Compensation Committee" means the Compensation Committee of the Board.

         Section 2.07 "Continuous Service" means the period of time during which an Employee has been employed by the Company or a Subsidiary and during which there has been no interruption of the Employee's employment by the Company. For this purpose, periods during which an Employee is on Temporary Inactive Status shall not be considered to be interruptions of Continuous Service. If so determined by the Compensation Committee, periods of service with an entity prior to its becoming a Subsidiary shall also be taken into account.

         Section 2.08 "Effective Date" shall mean July 1, 2001.

         Section 2.09 "Eligible Participant" means, for any Purchase Period, each Employee who as of the Purchase Date for such Purchase Period (i) has completed at least 30 days of Continuous Service, (ii) is a Participant, and
(iii) has a credit in his or her Stock Purchase Account.

         Section 2.10 "Employee" means each person employed by the Company or a Subsidiary (provided, however, that notwithstanding anything to the contrary herein, (i) temporary or leased employees on assignment with the Company or a Subsidiary and (ii) temporary associates in the Company's Commercial Staffing Division shall not under any circumstances be considered "Employees" for purposes of this Plan and, accordingly, shall not be eligible to participate in this Plan).

         Section 2.11 "Market Value" means, with respect to Stock, the fair market value of such Stock, determined by such methods or procedures as shall be established from time to time by the Compensation Committee; provided, however, that if the Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the Market Value of such Stock on a given date shall be based upon the last sales price or, if unavailable, the average of the closing bid and asked prices per share of the Stock on such date (or, if there was no trading or quotation in the Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations.

         Section 2.12 "Offering Date" means the first business day of each calendar month during which the Plan is in effect, or such dates as may otherwise be specified by the Compensation Committee.

         Section 2.13 "Officer Oversubscription" means the purchase by officers of the Company, pursuant to the Plan, of shares of Stock constituting 50% or more of the total number of shares purchased pursuant to the Plan during the three-year period commencing on the Effective Date (or, if shorter, the term of the Plan).

         Section 2.14 "Participant" means each Employee who has elected to participate in the Plan pursuant to Article III and has not withdrawn from such participation.

         Section 2.15 "Plan" means this Personnel Group of America, Inc. 2001 Non-Qualified Employee Stock Purchase Plan, as the same is set forth herein and as may hereafter be amended.

         Section 2.16 "Purchase Agreement" means the document prescribed by the Compensation Committee pursuant to which an Employee enrolls to be a Participant.

         Section 2.17 "Purchase Date" means the last day of each Purchase
Period.

         Section 2.18 "Purchase Period" means the period beginning on an Offering Date and ending on the business day preceding the next following Offering Date.

         Section 2.19 "Purchase Price" has the meaning given to such term in
Section 4.05.

         Section 2.20 "Stock" means the common stock, $.01 par value, of the Company.

         Section 2.21 "Stock Account" shall have the meaning given to such term in Section 4.08(b).

         Section 2.22 "Stock Purchase Account" means a non-interest-bearing account consisting of all amounts withheld from a Participant's Compensation (or otherwise paid into the Plan) for the purpose of purchasing shares of Stock for such Participant under the Plan, reduced by all amounts applied to the purchase of Stock for such Participant under the Plan.

         Section 2.23 "Subsidiary" means a subsidiary of the Company as described in section 424(f) of the Code that has, with the permission of the Board, adopted the Plan.

         Section 2.24 "Temporary Inactive Status" shall describe the status of a former hourly Employee whose employment was terminated upon completion of an assignment for the Company or a Subsidiary, for so long as such former Employee
(i) remains available for future assignments with the Company or a Subsidiary,
(ii) has not, directly or indirectly, accepted an assignment from or a position with an entity unaffiliated with the Company and its Subsidiaries, and (iii) otherwise remains in good standing with the Company and its Subsidiaries, in the sole reasonable judgment of the Compensation Committee.

         Section 2.25 "Withdrawal Notice" shall have the meaning given to such term in Section 3.02.

                                  ARTICLE III

                                  PARTICIPATION

         Section 3.01 Initial Participation. Any Employee may elect to be a Participant for or during any Purchase Period and may become a Participant by executing and filing with the Compensation Committee a Purchase Agreement on such form and by such date as the Compensation Committee prescribes, which date initially shall be not less than 5 days prior to the first payroll date on which the Employee desires to have a percentage of his or her Compensation deducted for the purpose of purchasing Stock hereunder. The effective date of an Employee's participation shall be the payroll date next following the date on which the Compensation Committee receives from the Employee a properly executed and timely filed Purchase Agreement. Participation in the Plan will continue automatically thereafter, from one Purchase Period to another, unless notice to the contrary is given pursuant to Section 3.02.

         Section 3.02 Voluntary Discontinuance of Participation. Any Participant may voluntarily withdraw from the Plan by filing a written notice of withdrawal (a "Withdrawal Notice") with the Compensation Committee by such date as the Compensation Committee may specify, which date initially shall be not less than 5 days prior to the desired withdrawal date. Upon such withdrawal, the Participant shall receive (i) the entire amount, if any, standing to his or her credit in his or her Stock Purchase Account and (ii) a certificate for the shares of Stock held in his or her Stock Account, or if the Participant shall have requested on the Withdrawal Notice that such Stock be sold, the proceeds of such sale less applicable brokerage commissions deducted pursuant to Section 6.04.

         Section 3.03 Involuntary Discontinuance of Participation. If a Participant ceases to be an Employee, he or she shall receive (i) the entire amount, if any, standing in the applicable Stock Purchase Account and (ii) a certificate for the shares of Stock held in the applicable Stock Account. Notwithstanding the foregoing, should a Participant cease to be an Employee by reason of acquiring Temporary Inactive Status, such Participant may continue to participate through the end of the Purchase Period during which such status was acquired with respect to payroll deductions attributable to the portion of the Purchase Period prior to the time such status was acquired.

         Section 3.04 Readmission to Participation. Any Employee who has previously been a Participant, who has discontinued participation, and who wishes to be reinstated as a Participant may again become a Participant during or for any subsequent Purchase Period by executing and filing with the Compensation Committee, by such date as the Compensation Committee shall determine (which date initially shall be not less than 5 days in advance of the first payroll date on which the Employee again desires to have a percentage of his Compensation deducted for the purpose of purchasing Stock hereunder), a new Purchase Agreement on the form provided by the Compensation Committee; provided, however, that any such readmission to the Plan shall not under any circumstance be permitted prior to the first Offering Date that is at least three full calendar months after the date of discontinued participation.

                                   ARTICLE IV

                   STOCK PURCHASE ACCOUNTS AND STOCK PURCHASEs

         Section 4.01 Reservation of Shares. The Company shall reserve 2,000,000 shares of Stock for the Plan, subject to adjustment in accordance with Section
5.02. The aggregate number of shares that may be purchased under the Plan pursuant to Section 4.02 shall not exceed the number of shares reserved for the Plan.

         Section 4.02 Method of Stock Purchases. At the option of the Compensation Committee, shares of Stock purchased pursuant to the Plan may be either (i) authorized and unissued shares, (ii) shares issued and subsequently acquired by the Company, or (iii) shares purchased on the open market through a member firm of a national securities exchange that is also a member of a national interdealer quotation system, as selected by the Compensation Committee from time to time.

         Section 4.03 Payroll Deductions. In his or her Purchase Agreement, each Participant shall authorize a payroll deduction of any whole percentage from 0% to 10% from each payment of Compensation during a Purchase Period for the purpose of purchasing Stock under the Plan. Subject to Section 3.02, a Participant may not reduce or increase his or her payroll deduction rate during any Purchase Period. However, a Participant may change the deduction to any permissible level for any subsequent Purchase Period by filing notice thereof by such date as the Compensation Committee shall determine, which date initially shall be not less than 5 days preceding the Offering Date on which such subsequent Purchase Period commences. A Participant who reduces his or her payroll deduction rate to 0% for any Purchase Period shall not be permitted to increase such payroll deduction rate effective prior to the first Offering Date that is at least three full calendar months after the date of the reduction.

         Section 4.04 Stock Purchase Accounts. The Administrator shall establish a Stock Purchase Account in the name of each Participant. Each Participant's payroll deductions, as described in Section 4.03, shall be credited to the Participant's Stock Purchase Account, without interest, until withdrawn, distributed, or used to purchase Stock hereunder. The Company may use all payroll deductions received or held by the Company under the Plan for any corporate purpose and shall not be obligated to segregate these payroll deductions.

         Section 4.05 Purchase Price of Shares.

         (a) The Purchase Price per share of the Stock purchased by Eligible Participants at the end of any Purchase Period pursuant to clause (i) or (ii) of Section 4.02 shall be the sum of (i) the Market Value of such share on the applicable Purchase Date, and (ii) any transfer, excise or similar tax imposed on the transaction pursuant to which such share of Stock is purchased.

         (b) The Purchase Price per share of the Stock purchased by Eligible Participants at the end of any Purchase Period pursuant to clause (iii) of Section 4.02 shall be the sum of
                  (i) the weighted average price per share of all shares purchased (excluding brokerage commissions, which the Company shall pay) with respect to such Purchase Date, and (ii) any transfer, excise or similar tax imposed on the transaction pursuant to which such share of Stock is purchased.

         (c) If the date on which any Stock is purchased is a day on which the Stock is selling ex-dividend but the settlement date for such Stock is on or before the record date for such dividend, then for Plan purposes the Purchase Price per share shall be increased by an amount equal to the dividend per share. In no event shall the Purchase Price be less than the par value of the Stock.

         Section 4.06 Exercise of Purchase Privilege.

         (a) Subject to the provisions of Section 5.01, for each Purchase Period, there shall be purchased for each Eligible Participant, at the Purchase Price, the largest number of whole shares of Stock as can be purchased with the entire amount standing to the Participant's credit in his or her Stock Purchase Account on the applicable Purchase Date. Each such purchase made from the Company shall be deemed to have occurred on such Purchase Date, and each such purchase made on the open market shall be made as soon as practicable after such Purchase Date but in any event within 30 days (except to the extent a later purchase may be necessary under any applicable federal securities laws or other government or stock exchange regulations). Dividend and voting rights with respect to all shares purchased will commence upon settlement, which is normally three business days after purchase whether from the Company or on the open market.

         (b) After the purchase of such maximum number of whole shares, if any, as may be purchased for such Purchase Period pursuant to subsection (a) above, any amount remaining in a Participant's Stock Purchase Account shall remain in the Stock Purchase Account to the credit of the Participant and be applied to purchase additional shares of Stock at the end of subsequent Purchase Periods for which the Participant is an Eligible Participant.

         Section 4.07 Payment for Stock. The Purchase Price for all shares of Stock purchased by a Participant under the Plan shall be paid out of the Participant's Stock Purchase Account. As of each Purchase Date, the entire amount standing to the credit of each Eligible Participant in his or her Stock Purchase Account shall be charged with the aggregate Purchase Price of the shares of Stock purchased by such Participant for such Purchase Period. No interest shall be paid or payable with respect to any amount held in the Participant's Stock Purchase Account.

         Section 4.08 Share Ownership; Issuance of Certificates.

         (a) The shares purchased by a Participant as of a Purchase Date shall, for dividend and voting right purposes, be deemed to have been issued and/or sold at the close of business on the settlement date for such shares. Prior to that time, none of the rights or privileges of a stockholder of the Company shall inure to the Participant with respect to such shares. The Administrator shall deliver all shares of Stock purchased under the Plan in the manner determined by the Compensation Committee, as described in subsection (b) below.

         (b) The Compensation Committee, in its sole discretion, may determine that the Administrator shall deliver shares of Stock
                  (i) by issuing and delivering to the Participant a certificate for the number of whole shares of Stock purchased by such Participant on a Purchase Date or during a calendar year, (ii) by issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on a Purchase Date or during a calendar year to a member firm of a national securities exchange that is also a member of a national interdealer quotation system, as selected by the Compensation Committee from time to time, which shares shall be maintained by such member firm in a separate brokerage account for each Participant, or (iii) by issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on a Purchase Date or during the calendar year to a bank or trust company or affiliate thereof, as selected by the Compensation Committee from time to time, which shares shall be maintained by such bank or trust company or affiliate in a separate account for each Participant. The separate account created for each Participant pursuant to either clause (ii) or clause (iii) above is referred to herein as such Participant's "Stock Account."

         (c) A Participant may designate on his or her Purchase Agreement that all Stock certificates issued to him pursuant to clause
                  (i) of Section 4.08(b) and all Stock Accounts created pursuant to clause (ii) or clause (iii) of Section 4.08(b) to hold his or her Stock be issued or created, as applicable, in his or her name jointly with his or her spouse, with right of survivorship. Alternatively, if a Participant is a resident of a jurisdiction that does not recognize joint tenancy, he or she may have certificates or Stock Accounts in his or her name as tenant in common with his or her spouse, without right of survivorship. A Participant may change such designation at any time by filing with the Administrator a notice of the change signed by the Participant and his or her spouse. Any spouse named as a joint tenant or a tenant in common hereunder shall be bound by all of the terms and conditions of the Plan as if such spouse were a Participant; and all references to the Stock Account, or to instructions therefor or deliveries therefrom, of a Participant whose spouse is so named shall be deemed to be references to such joint or common tenant Stock Account or to instructions from or deliveries to both the Participant and such spouse, as applicable.

         Section 4.09 Limitation on Purchases by Officers. The Compensation Committee shall monitor the records of the Plan from time to time, not less than semi-annually, to ascertain whether an Officer Oversubscription is reasonably likely to occur. Notwithstanding anything herein to the contrary, if the Compensation Committee determines at any time that an Officer Oversubscription is reasonably likely to occur, then the payroll deduction percentages of all officers shall be immediately decreased, with effect on the next payroll date, in such equitable manner as between such officers as the Compensation Committee determines in its reasonable discretion, to such levels as the Compensation Committee determines are reasonably necessary to prevent an Officer Oversubscription.

                                   ARTICLE V

                               SPECIAL ADJUSTMENTS

         Section 5.01 Shares Unavailable. If, on any Purchase Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares then available for purchase under the Plan pursuant to Section 4.01, then the number of shares that would otherwise be purchased by each Eligible Participant shall be proportionately reduced on the Purchase Date in order to eliminate such excess.

         Section 5.02 Antidilution Provisions. The aggregate number of shares of Stock reserved for purchase under the Plan pursuant to Section 4.01 may be appropriately adjusted to reflect any increase or decease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company. Any such adjustment shall be made by the Compensation Committee acting with the consent of, and subject to the approval of, the Board.

         Section 5.03 Effect of Certain Transactions. Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, or if the Company shall be merged for the purpose of changing the jurisdiction of its incorporation, the offering of shares of Stock under the Plan shall pertain to and apply to the shares of stock of the surviving corporation. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving or resulting corporation, the Plan shall terminate upon the effective date of such dissolution, liquidation, merger or consolidation, and the balance then standing to the credit of each Participant in his or her Stock Purchase Account, together with a certificate for the shares of Stock held in his or her Stock Account, shall be returned to him or her.

         Section 5.04 Election Regarding Bonuses. An Employee may elect to have bonuses of any type or of all types excluded from the computation of his Compensation. Such election, or rescission thereof, (i) shall be made on such form and by such date as the Compensation Committee shall prescribe for this purpose, which date initially shall be not less than 5 days prior to the first payroll date on which the Employee desires to have bonuses excluded from the computation of his Compensation, and (ii) shall be effective as of the first payroll date next following the date on which the Compensation Committee receives from the Employee a properly executed and timely filed election or rescission.

                                   ARTICLE VI

                                 STOCK ACCOUNTS

         Section 6.01 Maintenance of Stock Accounts. Each Stock Account created for a Participant shall be maintained, at the Company's expense, for so long as such Participant remains a Participant and the Plan remains in effect.

         Section 6.02 Sale of Stock. A Participant may request the sale of any number of shares held in the Participant's Stock Account by giving telephonic or written instructions to the Administrator. The Administrator shall make the requested sale, or cause it to be made, as promptly as practicable following receipt of the request and shall remit the proceeds therefrom, less the brokerage commission described in Section 6.04, to the Participant. A request to sell all shares held in a Participant's Stock Account shall not be treated as a withdrawal from the Plan unless accompanied by a Withdrawal Notice.

         Section 6.03 Withdrawal of Stock. A Participant may withdraw any number of shares held in the Participant's Stock Account by giving telephonic or written instructions to the Administrator. The Administrator shall make the requested withdrawal as promptly as practicable following receipt of the request and shall remit to the Participant Stock certificates representing the shares withdrawn. A request to withdraw all shares held in a Participant's Stock Account shall not be treated as a withdrawal from the Plan unless accompanied by a Withdrawal Notice.

         Section 6.04 Brokerage Commissions. Each Participant will be charged brokerage commissions on sales of Stock from his or her Stock Account. Brokerage commissions are subject to change without further notice to Participants. Each sale will be processed net of the commissions applicable thereto.

                                  ARTICLE VII

                                  MISCELLANEOUS

         Section 7.01 Nonalienation. The right to purchase shares of Stock under the Plan is personal to the Eligible Participant, is exercisable only by him or her during his or her lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by him or her. Notwithstanding the foregoing, there shall be delivered to the executor, administrator or other personal representative of a deceased Participant such shares of Stock and such residual balance as may remain in the Participant's Stock Purchase Account as of the date the Participant's death occurs. However, such representative shall be bound by the terms and conditions of the Plan as if such representative were a Participant.

         Section 7.02 Administrative Costs. Except as set forth in Section 6.04, the Company shall pay all administrative expenses associated with the operation of the Plan, and no administrative charges shall be levied against the Stock Purchase Accounts or Stock Accounts of the Participants.

         Section 7.03 Collection of Taxes. The Administrator shall be entitled to require any Participant to remit, through payroll withholding or otherwise, any tax that it determines it is so obligated to collect with respect to the issuance of Stock hereunder, or the subsequent sale or disposition of such Stock, and the Compensation Committee shall institute such mechanisms as shall insure the collection of such taxes.

         Section 7.04 Compensation Committee. The Compensation Committee shall have plenary authority and power to direct the administration of and to interpret the Plan and to make, adopt, construe and enforce rules and regulations not inconsistent with the provisions hereof. The Compensation Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including without limitation the Purchase Agreement, payroll withholding authorizations, withdrawal documents and all other notices required hereunder (other than the Withdrawal Notice, which may be in any written form that sufficiently communicates to the Compensation Committee the Participant's intent to withdraw from participation in the Plan). The Compensation Committee shall have the fullest discretion permissible under law in the discharge of its duties. The Compensation Committee's interpretations and decisions in respect of the Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive.

         Section 7.05 Reports to Participant.

         (a) Each Participant shall receive on a quarterly basis a statement of activity showing the amount invested in his or her Stock Purchase Account during such quarter, the Purchase Price and number of shares purchased with such invested amount, the numbers of shares sold and withdrawn and the total shares accumulated in his or her Stock Account, and other similar information. Each Participant should retain these statements so as to be able to establish the cost basis of shares purchased under the Plan for income tax and other purposes. Duplicate statements will be available from the Administrator. In addition, each Participant shall receive copies of the same communications sent to all other holders of shares of Stock.

         (b) All notices, statements and reports from the Administrator to a Participant will be addressed to the Participant at his or her latest address of record with the Administrator. Participants must therefore promptly notify the Administrator of any change of address.

         Section 7.06 Amendment of the Plan. The Board may amend the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and except that the Board may otherwise, in its discretion, determine to submit changes to the Plan to stockholders for approval.

         Section 7.07 Termination of the Plan. The Board shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the termination of the Plan, the balance, if any, then standing to the credit of each Participant in his or her Stock Purchase Account shall be refunded to him or her without interest, and the Administrator shall deliver to each Participant stock certificates representing the shares of Stock held for such person pursuant to Section 4.08(b) and Article VI.

         Section 7.08 Repurchase of Stock. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquires under the Plan.

         Section 7.09 Notice. The Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be effective only when received by the Compensation Committee.

         Section 7.10 Government Regulation. The Company's obligation to sell and to deliver Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock.

         Section 7.11 Limitation of Liability. Neither the Company nor any Administrator or brokerage firm retained by the Company (nor any of their respective agents, representatives, employees, officers, directors, or subcontractors) shall be liable in administering the Plan for any act done in good faith nor for any good faith omission to act, including, without limitation, any claim of liability arising from failure to terminate a Participant's Stock Purchase Account upon such Participant's death or with respect to the prices or times at which shares are purchased or sold for Participants or fluctuations in the market value of Stock. The Participant should recognize that the Purchase Prices of shares purchased under the Plan will be determined by, and subject to, market conditions, and neither the Company nor the Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

         Section 7.12 Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.

         Section 7.13 Severability of Provisions; Prevailing Law. The provisions of the Plan shall be deemed severable. In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute or regulation, had been deleted as of the date of such change). The Plan shall be governed by the laws of the State of Delaware to the extent such laws are not in conflict with, or superseded by, federal law.